AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

THIS	AMENDMENT	NO.	2	TO SHAREHOLDER		SERVICES
AGREEMENT ("Amendment")		effective		as of May 1, 2002,	by	and between
PRINCIPAL LIFE INSURANCE COMPANY (the "Company")					and	AMERICAN
CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM").

     WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated April 1, 1999 and amended May 1,2000(the "Agreement"), in which the Coinpany offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, the Company desires to revise the number of American Century Funds made available by the Company to its clients under this Contract; and

     WHEREAS: in coimection with the revision of Funds available, the parties agree to revise the reimbursement as set forth herein;

     WHEREAS: the parties now desire to hrther modi the Agreement as provided herein.

     NOW, THEREFOKE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

I .	Available Funds. The second "WHEREAS" clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof

     . "WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the VP Balanced Fund, VP Value Fund, VP Capital Appreciation Fund, VP Income & Growth Fund, VP International Fund and the VP Ultra Fund and Class TI of the VP Value Fund, VP Income & Growth Fund, VP International Fund and the VP Ultra Fund (the "Funds"), and each of which is a series of mutual hnd shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. (the "Issuer"); and"

     2. Compensation and Expenses. Sections 6(b) and 6(c) are hereby deleted in their entirety and the following Sections 6(b) and 6(c) are substituted in lieu thereof

     "(b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than

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having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in Class I shares and 15 basis points (0.15%) per annum of the average aggregate amount invested by the Company in Class 11 shares of the Funds under this Agreement.

     "(c) In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, ACIM will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class I1 shares of the Funds under this Agreement."

     3. Termination: Withdrawal of Offering. The first sentence of Section 13 is hereby revised by deleting the word "parties." at the end of the sentence and replacing it with the following languaze: "party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Fund."

Delete the period at the end of Section 13(B)(ii)and replace it with the following language:

''1 (iii) by a vote of a majority of the independent directors, or (iv) upon assignnlent by either party."

     4. Successors and Assigns. The language in Section 18 of the Agreement is hereby deleted in its entirety and the following language is substituted in lieu thereof

     "This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of both parties hereto."

     5. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     7. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

LifeIns.Co.AmendmentNo.2toSSAdoc

     INWI?T\JESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

PRINCIPAL LIFE INSURANCE
COMPANY

By:			By:
Name:	b d v r D		Nam	.	.
Title:	A S X @ / AM	A	Title:	EmtiweV~ceresident^

Life Ins. Co. AmendmentNo. 2 to SSA.doc

EXHIBIT B DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Class I1 shares of the Funds, including, but not limited to, the following:

1.	Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.
2.	Provide facilities to answer questions from prospective investors about Fund shares.
3.	Assist investors in completing application forms and selecting dividend and other account options.
4.	Provide other reasonable assistance in connection with the distribution of Fund shares.

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